Exhibit 23.4

1295 Northern Boulevard
Manhasset, New York 11030
(516) 365-6272 · Fax (516) 365-6287
September 3, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, TX 76155-2605

Re:	American Airlines, Inc. (the “Company”)
Nine Boeing 737-823, One Boeing 767-323ER and Two Boeing
777-223ER Aircraft Appraisals
Ladies & Gentlemen:
We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Summary — Summary of Terms of Notes,” (b) “Prospectus Summary — The Aircraft,” (c) “Prospectus Summary — Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risk Factors Relating to the Notes and the Exchange Offer,” (e) “Description of the Notes — Loan to Value Ratios of Notes” and (f) “Description of the Aircraft and the Appraisals — The Appraisals” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals — The Appraisals” and “Experts” in the Company’s Prospectus included in the Registration Statement on Form S-1 and relating to the offering of American Airlines, Inc. 2009-2 Secured Notes due 2016.

Sincerely,

BK ASSOCIATES, INC.

John F. Keitz
President
ISTAT Senior Certified Appraiser
JFK/kf	And Appraiser Fellow